Exhibit 10.2

July 29, 2022

Personal & Confidential
Dan S. Johnston
EVP & Executive Advisor
C/O Omnicell, Inc.

Re: Omnicell Medical Benefit Plan Coverage Continuation

Dear Dan,

In recognition and consideration of your many years of outstanding leadership and exceptional service to Omnicell, Inc. (“Omnicell” or the “Company”), the Company agrees to provide you continued participation in Omnicell’s Medical Benefit Plan for active employees through age 65, effective upon your retirement and separation from service with the Company planned for July 1, 2022, and further effective upon your acceptance of the terms and conditions as outlined in this letter (the “Letter Agreement”).

Omnicell Medical Benefit Plan Coverage Continuation
Commencing August 1, 2022 and through May 31, 2028 (the month of your 65th birthday), Omnicell will offer you continued participation in its Medical Benefit Plan (including medical, prescription drug, dental and vision coverage without any interruption) to you, your spouse and any eligible dependents on the same basis and under the same terms as if you had remained an active employee of the Company (including payment of the monthly cost of coverage for the employee, spouse and eligible dependents) after your retirement and separation from service.

In order to maintain such coverage, you will be required to pay the same premiums at the same rates as an active employee of the Company who elected the same coverage you elect under the Medical Plan for active employees. You will be responsible for all applicable deductibles, co-pays and other out-of-pocket costs payable as any other active employee who elects the same coverage you elect under the Medical Plan for active employees. You will also be required to participate in our annual enrollment process which typically takes place in the fourth quarter each year where you can elect your coverage for the coming year while you remain a participant in the plan.

However, please note that your premiums will not be eligible for “pre-tax” treatment. In addition, the value of the premium paid on your behalf by the Company (determined with reference to the COBRA rate, less the 2% COBRA administrative charge) will be reported to you as imputed income on Form W-2 each year which will be taxable to you as ordinary income. You will be responsible for any individual tax cost associated with any imputed income reported on your Form W-2 each year related to this benefit.

This Letter Agreement shall be binding upon Omnicell and any successors and assigns of the Company, including any corporation with which, the Company may be merged, or which may succeed to all or substantially all of the Company’s assets or business at any time. In the event
590 East Middlefield Road, Mountain View, CA 94043

Omnicell Medical Benefit Plan Coverage Continuation
July 29, 2022

that the Company sells or transfers all or substantially all of the assets of the Company, or in the event of any merger or consolidation of the Company, the Company shall cause such assignee, transferee, or successor to assume the liabilities, obligations, and duties of the Company pursuant to this Letter Agreement.

* * * * * * * * * * *

Dan, on behalf of Omnicell and Omnicell’s Board of Directors, we thank you again for your many years of outstanding leadership and exceptional service to the Company.

We wish you all the best during your retirement and the next phase of your journey.

Sincerely,

/s/ Christine Mellon

Christine Mellon
EVP – Chief Administrative & People Officer

Copy to: Randall Lipps – Chairman, President, CEO and Founder
Joanne Bauer, Lead Director – Omnicell Board of Directors

I have Read, Understand and Agree to the terms of the foregoing Letter Agreement:

/s/ Dan S. Johnston	7/29/2022
Dan S. Johnston	Date